Exhibit 3.53

STATE of DELAWARE

AMENDED AND RESTATED CERTIFICATE of FORMATION of

TUTOR HOLDINGS, LLC

FIRST: The name of the limited liability company is TUTOR HOLDINGS, LLC. Its original Certificate of Formation was filed on December 27, 1995. This Amended and Restated Certificate shall be effective immediately upon filing. This restated Certificate is duly executed and is being filed in accordance with Section 18-208 of Title 6, subtitle II, of the Delaware Code.

SECOND: The address of its registered office in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent. The name of its Registered Agent at such address is Paracorp Incorporated.

THIRD: The latest date on which the limited liability company is to dissolve is December 31, 2020.

FOURTH: The purpose of the company is to engage in any lawful act or activity for which a limited liability company may be organized under the limited liability company statutes and law. The limited liability company will be managed by the members.

IN WITNESS WHEREOF, the undersigned is authorized to and has executed this Amended and Restated Certificate of Formation of Tutor Holdings, LLC., on the 26th day of January, 1996.

/s/ Nomi L. Castle
NOMI L. CASTLE
Authorized Person